UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to section 13 or 15(d) of
                    the Securities exchange act of 1934


Date of Report (Date of earliest event reported): February 13, 1998
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                            ORCA TECHNOLOGIES, INC.
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          (Exact name of registrant as specified in its charter)



                                   Utah
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       (State or other jurisdiction of incorporation or organization)


       0-27390                                87-0368236
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  (Commission file number)             (I.R.S. Employer Identification No.)



   24000 35th Avenue, SE - Suite 200
   Bothell, WA                                               98021
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  (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code: (425) 354-1600



                               Not Applicable
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       (Former name or former address, if changed since last report)

ITEM 5.  Other Events

     Monitrx, Inc. Acquisition.

     On February 13, 1998, Monitrx Acquisition Corporation, a Utah corporation ("Buyer")and wholly owned subsidiary of the Company, signed an agreement to acquire substantially all of the assets of Monitrx, Inc., a California corporation (the "Seller"). Notwithstanding the agreement was signed on February 13, 1998, the final conditions to the closing of the transaction were completed on March 16, 1998. Monitrx Acquisition Corporation will change its name to Monitrx, Inc., and the Seller will change its name to remove the word "Monitrx."

     In consideration for the Seller's assets, Buyer assumed substantially all of the Seller's liabilities, and the Company issued 1,200,000 restricted shares of the Company's Common Stock to the Seller.

     Monitrx is engaged in the business of developing, marketing and providing services relating to a system of proprietary products intended to assist health care providers automate the process of defining, providing, documenting and analyzing care provider operations. Buyer will continue the business of Monitrx under the Monitrx name. Monitrx was formed by Norman Plummer, Robert Masuda and Anthony Begando. Mr. Plummer and Mr. Begando are employed by the Company to manage the Monitrx business following the acquisition.

ITEM 7.   Financial Statements and Exhibits

   B.  Exhibits

     The following are filed as exhibits to this Current Report:

     99.1   Press Release dated February 27, 1998

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            ORCA TECHNOLOGIES, INC.



                            By:    /s/ Roger P. Vallo
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                                      Roger P. Vallo
                                      Chief Executive Officer and
                                      President
                                      (Principal Financial Officer)




Date: March 23, 1998

                                EXHIBIT INDEX


Exhibit Number           Description


99.1                Press Release dated February 27, 1998

                               NEWS RELEASE

For:  ORCA TECHNOLOGIES, INC.
      24000 35TH Street S.E., Suite 200
      Bothell, WA  98021
      Company Contact:  Roger Vallo, Chairman
                        Phone (425) 354-1600
      OTC Symbol:  "ORCA"

FOR IMMEDIATE RELEASE
---------------------

                ORCA Technologies Acquires Monitrx, Inc.

     BOTHELL, WASHINGTON - February 27, 1998 - ORCA Technologies Inc. (OTC:
ORCA) has acquired Larkspur, California based Monitrx, Inc., an emerging healthcare software and services company.

     As reported today by ORCA President and Chief Executive Officer, Roger P. Vallo, "the acquisition is characterized as an "asset purchase," in exchange for restricted ORCA common stock and the assumption of certain liabilities. The total transaction is valued in excess of $4,500,000.

     The founders of Monitrx are recognized pioneers that have developed the Company's products under industry conditions and refined them to a high level of efficiency. As part of ORCA, Monitrx will continue to develop and market advanced network-based software products, the first of which will target the home healthcare industry.

     Industry statistics show that the home health care market is the fastest growing segment of the US health care industry. In 1998, this market is forecast to yield approximately 400 million patient visits and to continue growing at an approximate rate of 20-22 percent annually through 2000. "This growth," reports Vallo, "is fueled by the fact that home health care, in most instances, is much more cost effective than care provided in an institutional setting, and additionally, by the fact that the U.S. population is aging, requiring more of this type of care.

     "We see the Monitrx acquisition as an exciting opportunity, based partially on the fact that the home health care segment has been one of the least automated areas of the health care industry," Vallo explains. "New government cost cutting mandates within the 'Prospective Payment System,' will force home health care providers into a new reimbursement system that may necessitate driving as much as 25-30 percent out of current operating cost structures. These mandatory cost reduction measures must be undertaken while assuring consistent and measurable quality of patient care," according to Vallo.

     "The products developed by Monitrx provide the home healthcare marketplace with real solutions for the immediate business problems that face the market today. Their patented technologies were developed in order to deliver focused clinical and operational information to field-based care providers, operational managers, case managers, and administrators. Not only has Monitrx developed what is arguably one of the most open, scaleable, and extensible technical architectures in healthcare information technology, they have really done a superb job in presenting applications to their user base through simple-to-use, clinically intuitive user interfaces. Furthermore, Monitrx is in the process of developing powerful browser-based integration applications for physicians, payers, and other coordinating agencies that will fully leverage ORCA's existing and expanding network infrastructure," states Vallo.

ORCA Technologies, which has headquarters in Bothell, a Seattle suburb, is a two-year-old acquisition oriented, network and software applications solution provider.

NOTE: This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as potential delays due to product development, market acceptance of new technologies and related products, acceptance of Monitrx technology in other industries, integration of the business of Monitrx into the existing business of ORCA and competitive pressures. Readers are referred to the documents filed by ORCA with the SEC, specifically the most recent reports on forms 10-QSB and 10-KSB, that identify important risk factors which could cause actual results to differ materially from those contained in the forward-looking statements. ORCA and its subsidiaries disclaim any intent or obligation to update these forward-looking statements.